Consolidated Graphics
Financial Results–September Quarter — 2Q 2008 Conference Call
Wednesday, October 31, 2007

Financial Dynamics:

Thank you and good morning. Welcome to the Consolidated Graphics Conference Call. During the call, management will discuss the Company’s results for the Second quarter ended September 30, 2007. You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.cgx.com and a subsequent archive will be available. Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, satisfactory labor relations, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

In addition, during the course of this call, management of the Company may reference certain non-GAAP financial performance measures. Management’s opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures are included in the Company’s earlier filing today with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer. Joe, you may begin.

Joe Davis:

Thank you and good morning. With me on the call today is Brad Conrad, Vice President and Controller.

This morning we released our results for our second quarter ended September 30, which were in-line with our updated estimates for the quarter that we provided a couple of weeks ago.

Revenues in the September quarter were $259.7 million, up 11% from the same quarter a year ago, with the growth being attributable to our 2007 acquisitions. Diluted earnings per share were $.98 for the quarter, flat from the same period in the previous year.

Operating margin in the September quarter was 8.9%, compared to 10.2% in the same period a year ago and 9.6% in the June quarter of this year. Operating income in the September quarter included a net foreign currency transaction gain of $1.2 million, related largely to a U.S. dollar denominated debt instrument at our Canadian subsidiary.

For the six months, sales were up 10% to $518.3 million. Operating income was $48.0 million, with operating margins at 9.2% compared to 9.8% in the year ago period. Diluted earnings per share were $1.94, essentially flat compared to $1.96 in the same period last year.

As I mentioned a couple of weeks ago, we were disappointed in the results for the quarter. I’d like to recap a few of the factors that impacted us during the September quarter. We were certainly impacted by some of the softness in the commercial printing business. We were also impacted by on-going labor negotiations at five of our locations. Our sales and operating income were both negatively affected by these negotiations during the quarter. It has become clearer to us that our business was also negatively affected by the broad postage increases that went into effect during mid-May of this year. The direct-mail portion of our business was negatively impacted by the postage increases as many of our customers scaled back their direct mail promotions during the quarter. In addition, the softening retail market has specifically impacted print purchases from certain customers in that industry.

Another factor that had a negative short-term impact on our results is our significant investments in new technology. Same-store depreciation expense is up $.9 million compared to a year ago, but this is really only part of the cost. We have made very significant investments in growing and expanding our leading digital printing network and complementary technology solutions. This new digital technology requires significant training and workflow adaptation prior to becoming successful and profitable. In advance of our seasonally-stronger December quarter and in preparation for the 2008 election cycle, we incurred costs this quarter that will benefit us during the course of the next year. We are confident that our investments in technology are the future of this Company and critical to its long-term success.

We do not anticipate that any of these costs will have a continuing negative effect on our business or profitability, but they certainly impacted us in this quarter. We do believe the overall U.S. commercial printing business has tightened and we have seen the effect of that tightening at many of our locations. As a result, we are currently taking some cost-reduction measures, focusing primarily on our direct labor costs. Overall, I think the business remains sound and we will continue to re-invest in the business through new technology.

I’d like now to expand on our recent investments in new equipment and technology. A significant portion of the $30.6 million in new technology we purchased during the first six months of the year related to investments in digital presses and complementary technology. With a total of 147 digital presses across the company, representing an 88% increase over the number of presses we operated just 18 months ago, we have one of the largest and most complete state-of-the-art digital footprints in the industry.

We believe customer demand for digital printing will continue to grow and accelerate over the next several years as customers seek to maximize the efficiency of their print and CrossMedia projects. They also want the ability to make dynamic changes to information via the web and fulfill their products on-demand. With our network of presses, leading technology and geographic footprint, our ability to service large customers in this regard is virtually unmatched. We are uniquely positioned to capitalize on our customers’ growing appetite for variable data printing, particularly with complex solutions that require the most advanced digital presses and related technology. This is a significant competitive advantage we intend to expand.

We continue to have a number of very positive things happening at Consolidated Graphics. Although recent growth hasn’t been that great, we continue to invest in our business and capitalize on market opportunities as they develop. Related to our Strategic Sales initiatives, we are successfully growing this part of our business and we are expanding our team dedicated to helping our companies leverage existing relationships, develop new ones and win customer-initiated strategic sourcing opportunities. Our success in growing this business is made possible because of our power of scale – specifically our national footprint and our technology advantage. Our customers want the kinds of technology and solutions we can deliver. During the September quarter our strategic sales, encompassing both national sales and products ordered through our CGXSolutions technology, totaled $41.9 million, up 22% from the same quarter a year ago, and represented 16% of our total sales.

We also continue to make investments in our future by investing in our future leaders. We continue to recruit, hire and train college graduates to participate in our Leadership Development Program. Twenty eight percent of our company presidents are graduates of this program. I expect this number will continue to grow as we continue to attract bright, young people into the industry through this unique program.

Turning now to other parts of our business, our acquisition momentum is strong. We are completing the legal work on the previously announced agreement to acquire Cyril Scott. We anticipate completing this acquisition during the December quarter and are very excited about adding this company to our network. They will provide additional, unique capabilities that will expand our service offerings to our customers.

We are also currently in various stages of negotiations with several other companies, representing annual revenues in excess of $500 million. We continue to maintain a disciplined approach to acquisitions, seeking to acquire companies with high-quality management teams, good reputations in their markets, and solid customer bases.

In the September quarter, we made investments in new technology of $21.5 million. To maintain our industry-leading technology and service, particularly with digital printing, we have increased our estimated spending on capital expenditures to $60 million this fiscal year. We have a huge technology advantage and are committed to maintaining this advantage going forward.

As previously announced, we acquired 12.1% of our common stock outstanding during the September quarter. The stock repurchases were executed through open-market trading and completed the Board’s previously announced and authorized share repurchase program for up to $100 million in share repurchases.

This morning we also announced that our Board of Directors authorized a new share repurchase program for up to $50 million in additional stock repurchases. We will continue to evaluate opportunities to repurchase shares on a selective basis going forward, evaluating many factors for the best use of our capital structure for our shareholders.

As a result of our significant share buy-back and investments in new equipment during the September quarter, our net debt outstanding increased by $112.2 million to $233.7 million over the June quarter. Our debt to total capitalization was still a comfortable 45.3%, providing us ample flexibility for continued acquisitions, investments in new technology and strategic share repurchases.

Looking ahead to the December quarter, we expect sales and diluted earnings per share to increase year-over-year and sequentially. While we are optimistic that our cost-reduction measures will have a positive impact on our December results, we have not included the effect of these cost-reduction measures in our forecast for the quarter. We are projecting revenues of $285-295 million for the December quarter. Overall, we project diluted earnings per share of $1.22 to $1.32. I will now turn the call over to Brad Conrad to provide you with additional financial information.

Brad Conrad

Thank you, Joe and good morning.

Our balance sheet continues to remain strong, providing us the financial flexibility to execute our business strategy. Our net debt outstanding at September 30 of $233.7 million is just over one and a half times our trailing twelve months EBITDA of $148 million.

At September 30, our debt consisted of $164.1 million of floating rate bank debt, $125 million of which was borrowed under the current terms of our $155 million primary bank credit facility. These borrowings are currently accruing interest at a weighted average interest rate of 6.47%, down slightly from a year ago. Earlier this week, we obtained Board authorization to exercise the accordion portion of our primary credit facility and are in the final stages of completing the necessary documentation to have the accordion line available to us for immediate use. This will provide an additional $85 million in available credit to the Company for a total of $240 million available under our primary credit facility.

In addition to bank debt, our total debt outstanding at September 30 included $69.1 million of fixed rate term equipment notes bearing interest at a weighted average rate of 6.18% and $11.7 million of various other debt obligations.

EBITDA in the September quarter was $35.2 million, up $.3 million, from a year ago and representing an EBITDA margin of 13.6%. EBITDA for the last twelve months totaled $148.0 million, representing a 14.1% EBITDA margin on last twelve month revenues of $1.05 billion. At our projected earnings level of $1.22 — $1.32 diluted earnings per share in the December quarter, EBITDA is projected to be $38-$39 million.

Filling in for you the remaining components of our estimates for the December quarter, we project operating margins to be in the same range as our September quarter, interest expense of $3.7 million and an effective tax rate of 26%. We are using a weighted average of 12.5 million fully diluted shares outstanding in our projections.

Earlier this morning we filed with the Securities and Exchange Commission reconciliations and the basis for our use, of certain non-GAAP financial measures, including Adjusted Operating Margin, EBITDA and EBITDA Margin and Free Cash Flow. Please refer to this filing for additional information.

I will now turn the call back over to Joe.

Joe Davis:

Thank you, Brad. In summary, multiple strategies are driving our sales growth and we are continuing to make investments in the long-term future of our business. We have a promising pipeline of acquisition opportunities. With an unmatched national footprint, a superior business model and a strong balance sheet, we are in an excellent position to respond to our customer needs, grow market share and continue to be an industry leader.

Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you. We appreciate the continued support of our customers, our employees and our shareholders. We look forward to reporting on our December quarter.